Exhibit 2.1

LIMITED LIABILITY COMPANY
INTEREST PURCHASE AGREEMENT

THIS LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 12th day of January, 2026 (the “Effective Date”) by and among 10X DIGITAL INFRASTRUCTURE LLC D/B/A 10X CAPITAL, a Delaware limited liability company (“Buyer”), and SPRE TULSA OK, LLC a Georgia limited liability company, and BISHOPS BOWL CAPITAL, LLC, an Oklahoma limited liability company, (collectively “Sellers”). Buyer and Sellers are referred to, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, SPRE TULSA OK, LLC (“SPRE”), and BISHOPS BOWL CAPITAL, LLC (“BISHOPS”), are the members owning one hundred percent (100%) of the membership interest of T20 MINING GROUP, LLC., a limited liability company organized and existing under the laws of the State of Oklahoma (the “Company”);

WHEREAS, Sellers own 100% of the beneficial and legal interest of the Company (the “Interests”);

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, all of the Interests as follows:

a)         From SPRE forty percent (40%) of the Interests;

b)         From BISHOPS, sixty percent (60%) of the Interests; and

WHEREAS, the Parties wish to enter into this Agreement setting out the terms and conditions for the sale by the Sellers, and the purchase by Buyer, of the Interests.

NOW, THEREFORE, for and in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF INTERESTS

Section 1.1.    Sale and Purchase. Subject to the terms and conditions set forth herein, at the Closing (as defined below), the Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire, accept and receive from the Sellers, that portion of Sellers’ right, title and interest in, under and to the Interests, subject to any liens, encumbrances, security interests, charges, mortgages, indentures, pledges, options, rights of other Persons (as defined below), voting trusts, restrictions and claims of any kind existing at the time of the purchase of such Interests or as shall be contained in the Second Amended Operating Agreement of Company reflecting the transfer of the Interests executed contemporaneously with the purchase of the Interests (collectively, “Liens”) free and clear of all liens, encumbrances, security interests, charges, mortgages, pledges, options, restrictions and claims of any kind, except as expressly assumed by Buyer.

Section 1.2.    Purchase Price. Sellers will convey the Interests to Buyer in the following amounts to each individual seller:

(a)

To SPRE: SIXTEEN MILLION FOUR HUNDRED NINETY-NINE THOUSAND ONE HUNDRED NINETY-THREE AND 41/100 DOLLARS (USD$16,499,193.41) for FORTY (40) percent of the total Interests. For clarity and the avoidance of doubt, said amount shall represent capital account normalization in the amount of FIVE MILLION ONE HUNDRED SIXTY-FIVE THOUSAND THREE HUNDRED TWENTY-TWO AND 35/100 DOLLARS $5,165,322.35 and ratable distribution of the remaining Purchase Price in the amount of ELEVEN MILLION THREE HUNDRED THIRTY-THREE THOUSAND EIGHT HUNDRED SEVENTY-ONE AND 06/100 DOLLARS $11,333,871.06.

(b)	To BISHOPS: SEVENTEEN MILLION EIGHT HUNDRED SIX AND 59/100 DOLLARS (USD$17,000,806.59) for SIXTY (60) percent of the total Interests.

Section 1.3.    Section 1.3 Initial Deposit and Closing.

(a)    Initial Deposit. Buyer agrees to make an initial deposit of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS (USD$500,000.00) (“Initial Deposit”) within three (3) business days of the execution of this Agreement with the escrow agent as defined and outlined in the Escrow Agreement attached hereto as Exhibit “A.” Buyer will then have THIRTY (30) days from the Effective Date to close.

(b)    Initial Deposit Payable to Seller. Upon execution of this Agreement, the Initial Deposit shall become non-refundable and Buyer agrees that such deposit will be paid to Seller in the event Buyer fails to close the sale for any reason on or before the Closing Date as liquidated damages. This paragraph shall be self-executing, and the Escrow Agent shall release the Initial Deposit to Seller upon written notice from Seller that Buyer has failed to close on the Closing Date; and the Parties agree to release and hold harmless the Escrow Agent for releasing the Initial Deposit to Seller pursuant to this Paragraph.

(c)    Remaining Funds Due at Closing. At the Closing (defined below), Buyer shall pay to Sellers the sum of THIRTY-THREE MILLION AND NO/100 DOLLARS (USD$33,000,000.00) at the Closing in accordance with the terms of Article II below.

(d)    Additional Liquidated Damages. In addition to the forfeiture of the Initial Deposit as liquidated damages, if Buyer fails to close the transaction contemplated by this Agreement for any reason other than as expressly permitted under this Agreement on or before the Closing Date, Seller shall be entitled to receive from Buyer the amount of THREE HUNDRED FIFTEEN THOUSAND DOLLARS (USD$315,000.00) (the “Additional Liquidated Damages”), which amount shall be paid on or before before 5:00pm Central Standard Time on February 16th, 2026 as additional liquidated damages. The obligation to pay the Additional Liquidated Damages shall survive termination of this Agreement and shall be in addition to, and not in lieu of, any other amounts expressly payable by Buyer under this Agreement. The Parties acknowledge and agree that the Additional Liquidated Damages represents a reasonable estimate of Sellers’ damages arising from Buyer’s failure to close and is not a penalty.

(e)    Amended and Restated Operating Agreement. Sellers shall deliver to Buyer at Closing Second Amended and Restated Operating Agreement attached hereto as Exhibit “B.”

ARTICLE II
THE CLOSING

Section 2.1.    Closing. Subject to the satisfaction or waiver of each of the conditions set forth herein, the consummation of the transaction contemplated by this Agreement (the “Closing”) shall take place on or before February 12th, 2026, or at such other time and on such other date as may be mutually agreed upon by the Parties (the “Closing Date”).

Section 2.2.    Deliveries by Sellers. At the Closing, the Sellers shall deliver to Buyer the following documents or instruments, in form and substance reasonably satisfactory to Buyer:

(a)    a counterpart of the Assignment and Assumption of Limited Liability Company Interest, substantially in the form attached hereto as Exhibit “C,” duly executed by Sellers (the “Interest Assignments”);

(b)    a counterpart of the Second Amended and Restated Operating Agreement of T20 MINING GROUP, LLC; and

(c)    such further documents (including, without limitation, instruments of assignment, conveyance, transfer or confirmation) as may be reasonably necessary for (i) the Sellers to convey and transfer to Buyer, and Buyer to acquire and accept from the Sellers, the Interests, and (ii) Buyer to become a member of the Company, or as may be otherwise reasonably requested by Buyer.

Section 2.3.    Deliveries by Buyer. At the Closing, Buyer shall pay the balance of Total Purchase Price as provided in Section 1.3 hereof by delivering to Sellers the following documents or instruments, in form and substance reasonably satisfactory to the Sellers:

(a)    a counterpart of each of the Interest Assignments, duly executed by Buyer;

(b)    a true and correct copy of the Limited Liability Company Resolution, authorizing the execution and delivery of this Agreement and the other Buyer Documents (as defined below) and the consummation by Buyer of the transaction contemplated hereby;

(c)    a counterpart of the Second Amended and Restated Operating Agreement of T20 MINING GROUP, LLC; and

(d)    such further documents (including, without limitation, instruments of assumption, acquisition, acceptance or confirmation) as may be reasonably necessary for (i) the Sellers to convey and transfer to Buyer, and Buyer to acquire and accept from the Sellers, the Interests, and (ii) Buyer to become a member of the Company, or as may be otherwise reasonably requested by the Sellers.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1.    Representations and Warranties of Sellers. Sellers represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

(a)    Sellers, as members of the Company, are duly authorized under the Company’s Operating Agreement, to execute, deliver and perform its obligations under this Agreement and the Sellers Documents, and to consummate the transaction contemplated hereby.

(b)    The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma. The Company has the requisite limited liability company power and authority to carry on the business in which it is engaged and to own its assets, including, without limitation, those described in this Agreement.

(c)    The execution and delivery by such Sellers of, and the performance by such Sellers of its obligations under, this Agreement and any other agreements, statements, certificates, instruments or other documents to be executed and delivered by the Sellers at the Closing pursuant to this Agreement (collectively, the “Sellers Documents”) and the consummation by such Sellers of the transaction contemplated hereby (i) has been or will be duly authorized and approved by all necessary action of such Sellers, (ii) does not and will not require any further or additional consent, approval or authorization of such Sellers, (iii) does not and will not violate, contravene or conflict with the Operating Agreement of the Company or any law, regulation, judgment, order or decree to which such Sellers or the Company or any of such Sellers’ or the Company’s assets are subject, (iv) does not and will not require the consent, approval, waiver, clearance, permit, license or authorization of, by or from, any filing with, or any notice to, any Person (beyond that which has already been obtained, if applicable), (v) does not and will not result in a breach of, or constitute a default under, any contract, instrument, commitment or arrangement to which such Sellers or the Company is a party, by which such Sellers or the Company is bound or to which any of such Sellers or the Company’s assets are subject, and (vi) does not and will not result in the imposition of a Lien on any of such Sellers’ or the Company’s assets.

(d)    This Agreement constitutes and each of the other Sellers Documents will constitute the legal, valid and binding agreement of such Sellers enforceable against such Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(e)    To the best of such Sellers’ knowledge, there are no actions, suits, proceedings, claims or demands of any kind, pending or threatened (collectively, “Claims”), against or affecting such Sellers or the Company that restrain or prohibit (or seek to restrain or prohibit) the consummation by such Sellers of the transaction contemplated hereby.

(f)    Sellers are the holder of all the Interests in the Company and said Interests are free and clear of all Liens, except any that have been disclosed to Buyer or have been created by the Amended Operating Agreement executed by Sellers and Buyers as a result of this Agreement. Further, Sellers have (i) good and marketable title to the Interests, (ii) the full right, title, power and authority to validly sell, assign, transfer and convey the Interests to Buyer, and (iii) not entered into any agreement to sell, hypothecate or otherwise dispose of the Interests to any other Person.

(g)    Sellers are parties to the Amended and Restated Operating Agreement of the Company, dated as of March 15, 2023 (the “Company’s Operating Agreement”). The Company’s Operating Agreement is in full force and effect and has not been amended, modified or terminated since March 15, 2023. Sellers are not a party to any other agreement currently in effect relating to the operation or management of the Company or the member’s rights and obligations with respect to the Company.

(h)    Sellers, as sole members of the Company, consent to the sale of the Interests as contemplated by this Agreement, pursuant to Section 8 of the Company’s Operating Agreement.

(i)    Sellers consent to Buyer becoming a member of the Company at the Closing.

(j)    The Company has no obligations or liabilities except for any obligations and liabilities disclosed previously to Buyer and/or herein.

Section 3.2.    Representations and Warranties of Buyer. Buyer represents and warrants to the Sellers, as of the date hereof and as of the Closing Date, as follows:

(a)    Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to carry on the business in which it is engaged, to own its assets, to execute, deliver and perform its obligations under this Agreement and the Buyer Documents, and to consummate the transaction contemplated hereby.

(b)    The execution and delivery by Buyer of, and the performance by Buyer of its obligations under, this Agreement and any other agreements, statements, certificates, instruments or other documents to be executed and delivered by Buyer at the Closing pursuant to this Agreement (collectively, the “Buyer Documents”) and the consummation by Buyer of the transaction contemplated hereby (i) have been or will be duly authorized and approved by all necessary action of Buyer, (ii) do not and will not require any further or additional consent, approval or authorization of Buyer, (iii) do not and will not violate, contravene or conflict with the Articles of Organization or Membership Agreement of Buyer or any law, regulation, judgment, order or decree to which Buyer or any of its assets are subject, (iv) do not and will not require the consent, approval, waiver, clearance, permit, license or authorization of, by or from, any filing with, or any notice to, any Person (beyond that which has already been obtained), (v) do not and will not result in a breach of, or constitute a default under, any contract, instrument, commitment or arrangement to which Buyer is a party, by which Buyer is bound or to which any of Buyer’s assets are subject, and (vi) do not and will not result in the imposition of a Lien on any of Buyer’s assets.

(c)    This Agreement constitutes and each of the other Buyer Documents will constitute the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(d)    To the best of Buyer’s knowledge, there are no Claims against or affecting Buyer that restrain or prohibit (or seek to restrain or prohibit) the consummation by Buyer of the transaction contemplated hereby.

ARTICLE IV
COVENANTS

Section 4.1.    Pre-Closing Covenants of Sellers. Prior to the Closing, each of the Sellers shall perform or comply with the following covenants:

(a)    The Sellers shall deliver to Buyer (i) a copy of the Articles of Organization of the Company, certified by the Secretary of State of the State of Oklahoma, (ii) a true and correct copy of the Company’s Operating Agreement, (iii) a certificate from the Secretary of State of the State of Oklahoma, certifying as to the existence and good standing of the Company, and (iv) a true and correct copy of each of any existing agreements to which the Company is bound, if any.

(b)    Sellers will not cause or permit the Company to enter into any agreement or amend, modify or terminate any of the existing agreements, without the prior written consent of Buyer.

(c)    Sellers will not permit the Company to, amend, modify or terminate the Company’s Operating Agreement without the prior written consent of Buyer.

(d)    Sellers shall refrain from, directly or indirectly, asserting, commencing or instituting, or causing to be asserted, commenced or instituted, any Claim before any Governmental Authority, or taking any other action whatsoever to attempt to invalidate, void or otherwise challenge the validity or enforceability of all or any part of this Agreement.

(e)    Sellers shall use all commercially reasonable efforts to fulfill and perform all conditions and obligations to be fulfilled and performed by it under this Agreement at the earliest practicable time, and to cause the transaction contemplated by this Agreement to be consummated in accordance herewith.

(f)    Sellers shall cause the Company to be managed and operated in the ordinary course of business and consistent with past practices, and shall not cause, permit or consent to any action that is inconsistent therewith without the prior written consent of Buyer.

(g)    Sellers shall not cause or permit the Company to incur any additional obligations or liabilities (beyond its obligations and liabilities under any existing agreements) without the prior written consent of Buyer.

(h)    Sellers shall not cause or permit the Company to (i) sell, lease, hypothecate or otherwise dispose of any Company property, (ii) enter into any agreement providing therefor, or (iii) impose or allow to be imposed any Lien on Company property without the prior written consent of Buyer.

(i)    Sellers shall not permit or allow the Company to become subject to, and shall promptly notify Buyer in writing upon becoming aware of, any action, suit, proceeding, arbitration, investigation or claim that is pending or threatened against Sellers, the Company, or any of their respective properties or operations which could reasonably be expected to result in a material adverse effect.

Section 4.2.    Pre-Closing Covenants of Buyer. Prior to the Closing, Buyer shall perform or comply with the following covenants:

(a)    Buyer shall refrain from, directly or indirectly, asserting, commencing or instituting, or causing to be asserted, commenced or instituted, any Claim before any Governmental Authority, or taking any other action whatsoever to attempt to invalidate, void or otherwise challenge the validity or enforceability of all or any part of this Agreement.

(b)    Buyer shall use all commercially reasonable efforts to fulfill and perform all conditions and obligations to be fulfilled and performed by it under this Agreement at the earliest practicable time, and to cause the transaction contemplated by this Agreement to be consummated in accordance herewith.

Section 4.3.    Pre-Closing Joint Covenants. Prior to the Closing, Sellers and Buyer shall use its commercially reasonable efforts to cooperate with one another in taking any actions necessary or advisable to effect the consummation of the transaction contemplated by this Agreement.

Section 4.4.    Membership in Company. All Sellers hereby (a) consent to Buyer being admitted as and becoming a member of the Company at the Closing and (b) acknowledges and agrees that, at the Closing, Sellers shall cease (i) to be a member of the Company and (ii) to have the power to exercise any right, power or remedy as a member of the Company.

ARTICLE V
CONDITIONS TO CLOSING

Section 5.1.    Conditions Precedent to Obligations of Sellers. The obligation of the Sellers to sell and transfer the Interests and to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of all of the conditions precedent set forth in this Section 5.1. Sellers may waive any or all of these conditions, in whole or in part, without prior notice, in their sole and absolute discretion.

(a)    All representations and warranties of Buyer contained in this Agreement or in any of the Buyer Documents shall be true and correct in all material respects as of the date hereof or thereof and as of the Closing Date;

(b)    Buyer shall have performed and complied with, in all material respects, all covenants, obligations and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date;

(c)    No injunction, order or decree of any Governmental Authority shall be in effect which restrains or prohibits the consummation of the transaction contemplated by this Agreement at the Closing;

(d)    The Sellers shall have received the documents required to be delivered by Buyer pursuant to Section 2.3 hereof;

(e)    The form and substance of all Buyer Documents shall be reasonably satisfactory to the Sellers; and

(f)    Buyer shall have paid the Total Purchase Price to the Sellers in accordance with Section 1.3 hereof.

Section 5.2.    Conditions Precedent to Obligations of Buyer. The obligation of Buyer to purchase the Interests and to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of all of the conditions precedent set forth in this Section 5.2. Buyer may waive any or all of these conditions, in whole or in part, without prior notice, in its sole and absolute discretion.

(a)    All representations and warranties of the Sellers contained in this Agreement or in any of the Sellers Documents shall be true and correct in all material respects as of the date hereof or thereof and as of the Closing Date;

(b)    The Sellers shall have performed and complied with, in all material respects, all covenants, obligations and conditions required by this Agreement to be performed or complied with by the Sellers prior to or on the Closing Date;

(c)    No injunction, order or decree of any Governmental Authority shall be in effect which restrains or prohibits the consummation of the transaction contemplated by this Agreement at the Closing;

(d)    Buyer shall have received the documents required to be delivered by the Sellers pursuant to Section 2.2 hereof;

(e)    The form and substance of all Sellers Documents shall be reasonably satisfactory to Buyer; and

(f)    The Sellers shall have conveyed the Interests to Buyer in accordance with this Agreement.

ARTICLE VI
SURVIVAL; DISCLAIMER; INDEMNIFICATION

Section 6.1.    Survival of Provisions; Cure Rights.

(a)    All representations and warranties of Buyer and the Sellers contained in this Agreement or in any Buyer Documents or Sellers Documents shall survive the Closing for a period of one (1) year. Any claim for indemnification hereunder for a breach of a representation or warranty may not be brought after the expiration of such applicable period. Any claim for indemnification in respect of a covenant or obligation of Buyer or the Sellers hereunder to be performed prior to the Closing may not be made after a one-year period following the Closing Date. The covenants and obligations under this Agreement to be performed after the Closing shall survive the Closing until fully performed.

(b)    For all purposes under this Agreement, the existence or occurrence of any event or circumstance that constitutes or causes a breach of a representation or warranty of the Sellers or Buyer under this Agreement on the date such representation or warranty is made shall be deemed not to constitute a breach of such representation or warranty if such event or circumstance is cured in all material respects on or before the expiration of twenty (20) days from the receipt by such Party of written notice thereof from the other Party.

Section 6.2.    Disclaimers and Waivers.

(a)    Except for the representations and warranties specifically set forth in Section 3.1 hereof, (i) the Interests are being conveyed by the Sellers to Buyer at the Closing without any representation or warranty, and all other representations and warranties of any kind, either express or implied, written or oral, are hereby expressly disclaimed, and (ii) the Sellers makes no representation or warranty of any kind with respect to the Property which is being conveyed as part of the assets of the Company at the Closing on an “AS IS, WHERE IS” basis, with all faults, limitations and defects, regardless of cause. Notwithstanding anything to the contrary, the foregoing shall not apply to (a) representations, warranties, covenants or obligations of Sellers expressly set forth in this Agreement or in any document delivered by Sellers at Closing, (b) any breach thereof, (c) any fraud, intentional misrepresentation or willful misconduct by Sellers, or (d) the mere discovery of pre-existing conditions by Buyer.

(b)    WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS HEREBY DISCLAIMS ANY AND ALL: REPRESENTATIONS, WARRANTIES OR GUARANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, ARISING BY LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO THE CONDITION, FITNESS FOR USE, OR MARKET VALUE OF THE PROPERTY

(c)    SELLERS SHALL HAVE NO RESPONSIBILITY OR LIABILITY TO BUYER OR ANY OTHER PERSON, WHETHER ARISING IN CONTRACT OR TORT, OUT OF ANY NEGLIGENCE OR STRICT LIABILITY OR OTHERWISE FOR ANY LIABILITY, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY BY THE PROPERTY OR ANY PART THEREOF (OR BY ANY INADEQUACY THEREOF OR DEFICIENCY OR DEFECT THEREIN), (ii) THE USE OF THE PROPERTY OR ANY RISKS RELATING THERETO, except to the extent arising from (A) REPRESENTATIONS, WARRANTIES, COVENANTS OR OBLIGATIONS OF SELLERS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED BY SELLERS AT CLOSING, (B) ANY BREACH THEREOF, (C) ANY FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT BY SELLERS, OR (D) THE MERE DISCOVERY OF PRE-EXISTING CONDITIONS BY BUYER.

(d)    Sellers hereby waive, effective at the Closing, any and all Claims that have accrued as of the date of Closing, under or with respect to the Company’s Operating Agreement, including, without limitation, any Claims for breach thereof, or with respect to the operation or management of the Company.

Section 6.3.    Indemnity.

(a)    Subject to the limitations set forth in this Article VI, Sellers shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective shareholders, members, partners, directors, officers, managers, employees, agents and representatives (individually a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, liabilities, penalties, fines, amounts paid in settlement, obligations, losses, costs, expenses and fees, including, without limitation, court costs and reasonable attorneys’ fees and expenses (collectively “Losses”) arising out of, resulting from, or in connection with any breach of any representation, warranty, covenant or obligation made by such Sellers in this Agreement or in any Sellers Documents or in connection with the transaction contemplated by this Agreement.

(b)    Subject to the limitations set forth in this Article VI, Buyer shall indemnify, defend and hold harmless each of the Sellers and their Affiliates and their respective shareholders, members, partners, directors, officers, managers, employees, agents and representatives (individually a “Sellers Indemnified Party” and, collectively, the “Sellers Indemnified Parties”) from and against any and all Losses arising out of, resulting from, or in connection with any breach of any representation, warranty, covenant or obligation made by Buyer in this Agreement or in any Buyer Documents or in connection with the transaction contemplated by this Agreement.

(c)    A Party seeking indemnification pursuant to this Section 6.3 (an “Indemnified Party”) shall give written notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion or commencement of any Claim, in respect of which indemnity may be sought pursuant to this Section 6.3 and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent that the Indemnifying Party may have suffered actual prejudice thereby). Any survival period limitation specified in Section 6.1 hereof shall not apply to a Claim which has been the subject of notice from the Indemnified Party to the Indemnifying Party given prior to the expiration of such period. The Indemnified Party shall have the burden of proof in establishing the amount of its Losses.

(d)    In the event of the initiation of any action, suit or proceeding against the Indemnified Party by a Person other than the Parties, the Indemnifying Party shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses sought to be indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such action, suit or proceeding with counsel of its choice and at its expense. The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. To the extent that the Indemnifying Party elects not to defend such Claim, and the Indemnified Party defends against or otherwise deals with any such Claim, the Indemnified Party may retain counsel, reasonably acceptable to the Indemnifying Party, and control the defense of such proceeding. Neither the Indemnifying Party nor the Indemnified Party may settle any Claim to the extent that such settlement obligates the other Party to pay money, to perform obligations or to admit liability without the consent of such other Party, such consent not to be unreasonably withheld.

Section 6.4.    Limitations on Indemnification. Notwithstanding any provision in this Agreement to the contrary, after the Closing the indemnification provided in Section 6.3 hereof shall constitute the sole and exclusive remedy of a Party for the matters described in Section 6.3 and such Party waives all other remedies on account of such matters. The indemnification obligation under Section 6.3 hereof shall cover all Losses with respect to any and all of the specific matters set forth in Section 6.3, except that an Indemnifying Party shall not, except in cases of fraud, or willful or intentional misrepresentation, be liable for any damages that do not arise directly from the Indemnifying Party’s breach and shall not be liable for any damages suffered or incurred by an Indemnified Party in enforcing this indemnity (including, without limitation, costs of investigation, attorneys’ fees, etc.) if it is finally determined that the Indemnified Party is not entitled to indemnification under this Article VI.

ARTICLE VII
TERMINATION

Section 7.1.    Right of Termination. Neither of the Sellers nor Buyer shall have the right to terminate this Agreement except as expressly provided below:

(a)    Either Party may terminate this Agreement, provided that such Party is not then in material breach of any of its representations, warranties, covenants or obligations set forth herein, by giving written notice to the other Party at any time prior to the Closing that such other Party is in material breach of any of its representations, warranties, covenants or obligations set forth herein. If the breaching Party has not commenced to cure such breach and is not diligently and continuously pursuing such cure, for a period of five (5) business days after notice of breach is received by the breaching Party, then this Agreement may be terminated upon written notice by the nonbreaching Party to the breaching Party.

(b)    Notwithstanding the provisions of Paragraph 7.1(a) above, the Parties agree that Buyer shall have no period to cure as a result of failing to close on the Closing Date.

(c)    The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing.

Section 7.2.    Survival Following Termination. Notwithstanding anything to the contrary contained herein, the provisions of Articles VI through VIII, inclusive, shall survive the termination of this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.1.    Notices. All notices, requests, consents, demands and other communications required or permitted to be given under this Agreement (collectively, “Notices”) shall be in writing, be in the English language and be sent by certified or registered mail (return receipt requested), reputable overnight courier service, hand or confirmed facsimile. Notices shall be deemed to have been properly given and made five (5) business days after having been sent by mail, two (2) business days after having been sent by courier service, and one (1) business day after having been sent by hand or facsimile, in each case in compliance with this Section 8.1. Notices shall be addressed to the intended recipient at its address set forth below or to such other address as the intended recipient designates in writing to the other Parties:

If to Sellers:
T20 MINING GROUP, LLC
|Attn: James Morreale, President
4739 E 91st St. Suite 150
Tulsa, OK 74137

With copy to:
SPRE TULSA OK, LLC
Attn: Michael Maniscalo, CEO
2146 Roswell Road, Suite 108-851
Marietta, GA 30062

If to Buyer:
10X Digital Infrastructure LLC
Attn: Harmol Samra
One World Trade Center
85th Floor
New York, New York 10007

Section 8.2.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma without regard to its choice-of-law and conflicts-of-laws rules, except to the extent that the laws of the State of Oklahoma mandatorily apply.

Section 8.3.    Arbitration. Each of the Parties agrees that any dispute, controversy or claim arising out of, or relating to, this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including, without limitation, the determination of the scope or applicability of this clause, shall be determined by arbitration in Tulsa, Oklahoma. before one arbitrator. The arbitration shall be administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Streamlined Arbitration Rules and Procedures. The expense of the arbitrator shall be borne equally between the Parties. Judgment on the arbitral award may be entered in any court having jurisdiction. This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

Section 8.4.    Further Assurances. From time to time prior to, at, and after the Closing, each Party shall execute and deliver all such documents and instruments and take all such actions as the other Party, being advised by counsel, shall reasonably request for the purpose of carrying out and effectuating the intent and purpose of this Agreement and the transaction contemplated hereby, including, without limitation, the execution and delivery of any and all confirmatory and other instruments, in addition to those to be delivered at the Closing, and any and all actions which may reasonably be necessary to effect the transaction contemplated hereby.

Section 8.5.    Attorneys’ Fees; Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear and pay its own attorneys’ fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. All other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and in accordance with customary closing costs in Tulsa, Oklahoma.

Section 8.6.    Severability. Any provision of this Agreement which is illegal, invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction. If the final judgment of a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, the Parties agree that such court shall have the power to modify such provision consistent with the intent of the Parties.

Section 8.7.    Binding Nature; No Beneficiaries; Cumulative Rights. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person, other than the Parties and their respective successors and permitted assigns, any rights, remedies, benefits, obligations or liabilities under this Agreement, except as specifically provided in this Agreement or otherwise specifically agreed to in writing by the Parties. Except as otherwise expressly provided in this Agreement, the rights and remedies provided herein shall be cumulative and not exclusive of any other rights or remedies provided at law or in equity.

Section 8.8.    Assignments. No Party may assign, transfer or delegate this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Parties, which may be given or withheld in such other Party’s sole and absolute discretion.

Section 8.9.    Entire Agreement. This Agreement contains and constitutes the entire agreement of or among the Parties with respect to the subject matter of this Agreement, and supersedes all other prior or contemporaneous understandings, communications, commitments, undertakings, representations and agreements, oral or written, expressed or implied, of or among the Parties with respect to the subject matter of this Agreement.

Section 8.10.    Amendments. This Agreement may not be amended, modified, discharged or waived orally or by course of conduct, but only by an agreement in writing, signed by or on behalf of the Party against whom enforcement of any amendment, modification, discharge or waiver is sought.

Section 8.11.    No Waivers. The failure or delay on the part of either Party to insist upon or enforce strict performance of any provision of this Agreement by the other Party, or to exercise any right, power or remedy under this Agreement, shall not be deemed or construed as a waiver thereof. A waiver by either Party of any provision of this Agreement or of any breach thereof shall not be deemed or construed as a general or continuing waiver of such provision or of any other provision, of any subsequent or other breach hereof or of any rights hereunder.

Section 8.12.    Headings; Exhibits. The section headings contained in this Agreement are for convenience only and shall not be considered in the interpretation or construction of the provisions of this Agreement. The term “this Agreement” shall be deemed to include each of the exhibits hereto, any documents based on such exhibits and any other statement, certificate, instrument or other document furnished or delivered by the Parties in connection with this Agreement or the transaction contemplated hereby.

Section 8.13.    Certain Terms. The words “hereof,” “herein”, “hereunder” or “hereto” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision or paragraph of this Agreement. Defined terms in the singular include the plural and vice versa. The terms “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation” unless already so expressly stated. “Affiliate” means, in respect of any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such first Person or, in the case of an individual, any individual Person who is related by blood, marriage or adoption to such first Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 50% or more of the securities having ordinary voting power for the election of directors (or individuals performing similar functions) of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. “Person” means an individual, corporation, company, limited liability company, partnership, limited liability partnership, association, joint venture, Governmental Authority, trust or any other entity or organization. “Governmental Authority” means any federal, state, local or foreign court or governmental or regulatory agency or authority, or any multinational or organizational body.

Section 8.14.    Construction. The Parties have each participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.15.    Counterparts. This Agreement may be executed in any number of counterparts and such counterparts may be exchanged by means of electronic mail or facsimile transmission, and each of such counterparts shall be deemed an original but all of them together shall constitute one and the same instrument. In the event that counterparts of this Agreement are executed and exchanged by electronic mail or facsimile transmission, the Parties shall endeavor to exchange original executed counterparts of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Limited Liability Company Interest Purchase Agreement to be duly executed and delivered by their duly authorized representatives as of the date first written above.

SELLERS

SPRE TULSA OK, LLC

/s/ Mike Maniscalco
By: Michael Man1scalo
Its: CEO

BISHOPS BOWL CAPITAL, LLC

/s/ James Morreale
By: James Morreale Its:
Its: Managing Member

ACKNOWLEDGED AND AGREED:
T20 MINING GROUP, LLC

/s/ James Morreale
By: James Morreale
Its: President

BUYER

10X DIGITAL INFRASTRUTURE, LLC

/s/ Harmol Samra
By: Harmol Samra
Its: CEO

EXHIBIT A

ESCROW AGREEMENT

EXHIBIT B

SECOND AMENDED AND RESTATED OPERATING AGREEMENT
OF
T20 MINING GROUP, LLC

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION OF
LIMITED LIABILITY COMPANY INTEREST

EXHIBIT D
FORM OF SELLERS’ CLOSING CERTIFICATE

EXHIBIT E
FORM OF BUYER’S CLOSING CERTIFICATE

CERTIFICATE

EXHIBIT F

BILL OF SALE